Exhibit 99.1

To Our Valued Shareholders, Customers, and Employees

The exercise of composing this annual correspondence to our diverse community of shareholders, customers, and employees provides me a uniquely holistic opportunity to reflect on Inrad Optics’ overarching mission and performance.

Inrad Optics made significant progress in 2015 on its path to create a profitable and sustainable business. We increased our revenue by nearly 8% over 2014. Several customer driven 4th Quarter push-outs kept us shy of what I had expected would be closer to a 10% overall revenue gain for the year.

In addition to increasing our revenue, we were successful in making notable improvements to our bottom line, our gross margins, and reducing our SG&A expenses. In 2014, a year which was significantly impacted by the consolidation of our Florida facility into New Jersey, we had a $2.5M net loss. In 2015 we shrunk that net loss to $479K. We have not yet met our goal of full year profitability, but we did accomplish it in two of four quarters.

We are approaching the challenge of building our gross margins by managing the mix of high and low margin products while strategically moving toward a generally higher margin product portfolio. In 2015 we improved our overall gross margin to 21.30%, up considerably from 2014’s result of 8.8% which was influenced by one time consolidation costs.

In the area of SG&A expenses, we have made consistent year over year progress, from a high of $3.34M in 2012 to a much leaner and more efficient $2.54M in 2015, a 25% reduction over the four year period. These results were driven by not only our facility consolidation, but also production cross-training, cross utilization of equipment and a strategic sales focus.

Although our year end cash position was $674K, down from $1M at the beginning of the year, we continue to be highly focused on the need to add cash to the balance sheet and have put in place a series of initiatives to carefully manage and strengthen our cash position.

Bookings decreased by 20% to $9.5M from 2014’s result of $12M. The Aerospace and Defense markets were down 27% from the previous year mainly due to a reorder gap from a single government contract and to delays in ordering from one defense prime contractor. The Process Control & Metrology segment was 32% lower in 2015 mainly due to timing of a large order from a key OEM account which rolled into 2016.

More positively, bookings in the Scientific market segment were up 65% mostly as a result of orders for Scintinel™ stilbene, our proprietary neutron detection material. This included receipt of the second installment of our unique Phase III SBIR contract in the amount of $350K in June, and a $100K order for Scintinel™ in December.

In addition to the positive trend on orders for Scintinel™, we can report significant progress on process innovation and product development. Our materials development team has been hard at work increasing the size of the stilbene material we grow, and improving the yield rate on growth runs. Both these technical initiatives have met with success, with the most significant advances occurring in early 2016.

Fiscal 2015 saw development of a value-added Scintinel™ packaged detector, with our first units shipping just as we go to press on our annual report. This product milestone will allow for more users to test, integrate and adopt our product for their nuclear detection requirements. These and other advances are a testament to the technical prowess of our materials development team.

And finally, as a result of negotiations begun in mid-2015, we executed an exclusive patent license with Lawrence Livermore National Lab for solution grown Stilbene in March 2016. This license secures our position as the sole manufacturer of this novel nuclear detection material, a significant achievement for Inrad Optics.

We continue to solve operational and business challenges on our path to profitability and sustainability for the long term. We are increasingly well positioned for success due to the great work our employees do each day. I would like to extend my sincere appreciation to you, our shareholders, customers and employees, for your commitment to Inrad Optics as we continue our journey.

Amy Eskilson

President and CEO

May 18, 2016

About Inrad Optics

Inrad Optics, Inc. was incorporated in New Jersey in 1973. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics.”

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2015. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.